UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 13, 2016

ConAgra Foods, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7275	47-0248710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 W. Merchandise Mart Plaza, Suite 1300 Chicago, Illinois	60654
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 549-5000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2016, ConAgra Foods, Inc. (the “Company”) announced that it has named David S. Marberger as Executive Vice President and Chief Financial Officer of the Company, effective August 29, 2016. Mr. Marberger will begin employment with the Company on August 8, 2016 and succeed John F. Gehring, who previously announced his plans to retire from the Company.

Mr. Marberger, 51, has served as Chief Financial Officer of Prestige Brands Holdings, Inc., a provider of over-the-counter healthcare products, since October 2015. Prior to that, Mr. Marberger served as the Senior Vice President and Chief Financial Officer of Godiva Chocolatier, Inc., a global manufacturer and supplier of premium chocolates, from 2008 to October 2015. Prior to that, Mr. Marberger served as the Senior Vice President and Chief Financial Officer of Tasty Baking Company from 2003 to 2006 and Executive Vice President and Chief Financial Officer from 2006 to 2008. From 1993 to 2003, he served in various roles at Campbell Soup Company, where he last held the position of Vice President, Finance, Food and Beverage Division.

Mr. Marberger’s initial base salary will be $580,000. He will also be eligible to participate in the Company’s annual and long-term incentive programs. He will initially participate in the annual incentive program with a target opportunity of 80% of his annual base salary, prorated for fiscal 2017 based on his days of employment, subject to achievement of the applicable performance conditions established by the Board of Director’s Human Resources Committee (the “Committee”). In addition, Mr. Marberger will be entitled to participate in the Company’s executive long-term incentive program, commencing with the three-year performance period beginning in the Company’s 2017 fiscal year, subject to the terms and conditions established by the Committee. His participation in the program will provide a targeted opportunity equal to $1,600,000.

Mr. Marberger will also receive a sign-on grant of restricted stock units with a grant date value equal to $500,000, calculated based on the average of the closing market price of a share of the Company’s common stock as reported on the New York Stock Exchange for over a 30 day period ending 10 days prior to the date of the grant (the “RSUs”). The RSUs will be subject to the Company’s standard restricted stock unit agreement under the ConAgra Foods, Inc. 2014 Stock Plan (the “2014 Stock Plan”) and will vest in two equal installments on the first and second anniversaries of the grant date. If the Company terminates without cause Mr. Marberger’s employment prior to the second anniversary of the date of the grant of the RSUs, then 100% of the then-unvested RSUs will vest.

In addition, Mr. Marberger will receive a sign-on cash payment of $200,000 (less required withholdings). If Mr. Marberger’s interim travel and housing expenses exceed $100,000 during his first twelve months of employment, Mr. Marberger may be eligible to receive an additional cash payment of up to $50,000 (less required holdings). If Mr. Marberger’s employment terminates voluntarily or involuntarily within one year (other than for reasons unrelated to his performance or behavior), then $100,000 of this payment must be repaid to the Company. Mr. Marberger will also be eligible to participate in the Company’s standard relocation program for officers of the Company and health and welfare and retirement programs generally applicable to employees of the Company.

There are no arrangements or understandings between Mr. Marberger and any other persons pursuant to which Mr. Marberger was named Executive Vice President and Chief Financial Officer of the Company. Mr. Marberger does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Mr. Marberger does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

On July 14, 2016, the Company issued a press release announcing that it had appointed Mr. Marberger as Executive Vice President and Chief Financial Officer of the Company, effective August 29, 2016. A copy of such press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1943, as amended, or otherwise subject to the liabilities thereof and shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued July 14, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONAGRA FOODS, INC.

Date: July 19, 2016	By:	/s/ Colleen Batcheler
	Name:	Colleen Batcheler
	Title:	EVP, General Counsel & Corporate Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release issued July 14, 2016